                                                               EXHIBIT 10.175

                                                               EXECUTION VERSION

                 FIRST AMENDED AND RESTATED LAKES FACILITY NOTE

$54,000,000                                                   January 25, 2006
                                                              Dowagiac, Michigan

     FOR VALUE RECEIVED, the Pokagon Band of Potawatomi Indians (the "Band") promises to pay to Great Lakes Gaming of Michigan, LLC, a Minnesota limited liability company ("Lakes"), such sums as may be advanced by Lakes to the Band in accordance with Section 9.2.4 of a Development Agreement between the Band and Lakes Entertainment, Inc., f/k/a Lakes Gaming, Inc. dated as of July 8, 1999, (as assigned by Lakes Entertainment, Inc. to and assumed by Lakes pursuant to that certain Assignment and Assumption Agreement dated as of October 16, 2000 by and among the Band, Lakes Entertainment, Inc. and Lakes, and amended by a Second Amended and Restated Assignment and Assumption Agreement of even date hereof (the "Assignment Agreement")); and as amended and restated by a First Amended and Restated Development Agreement dated as of October 16, 2000, a Second Amended and Restated Development Agreement dated as of December 22, 2004, and a Third Amended and Restated Development Agreement of even date hereof (collectively, and as heretofore and hereafter amended, substituted, restated and modified, the "Development Agreement"); provided that the principal amount due hereunder shall not exceed Fifty-Four Million Dollars ($54,000,000.00).

     1. Advances; Funding. Advances under this Note shall be made (a) upon written request by the Band to Lakes in the form of Draw Request attached as Exhibit A, (b) through a Draw Request approved by the Band pursuant to the Control Agreement, (c) through other written requests by the Band to Lakes permitted by the Development Agreement or any applicable Transaction Document, or (d) through advances by Lakes to the Enterprise Bank Accounts to pay Development Expenditures in accordance with either (I) the Approved Development Budget or, prior to the adoption of the Approved Development Budget, the approval of the Business Board or the Band; and (II) the Development Agreement. Draw Requests submitted by the Band shall be sent in accordance with Section
15.4 of the Development Agreement. All Draw Requests submitted by the Band shall be funded within ten (10) days of the date of the draw request. By making any advance to the Enterprise Bank Accounts or otherwise under the Development Agreement, Lakes shall certify that the amounts so advanced are necessary for, and shall be used to pay, Development Expenditures in accordance with either (a) the Approved Development Budget or, prior to the adoption of the Approved Development Budget, the approval of the Business Board or the Band; and (b) the Development Agreement.

     2. Interest. Interest shall accrue on the outstanding balance under this Note at thirteen percent (13%) per annum.

     3. Repayment.

          I. If the Commencement Date occurs, the Band shall repay the amount of principal and accrued interest outstanding hereunder as of the Commencement Date monthly in arrears, beginning on the 15th day of the month after the month in which the Commencement Date occurs, in equal monthly payments of principal and interest for
               (a), if pursuant to the Development Agreement the term of the Lakes Development Loan is seven (7) years, the successive eighty-four months of that term; or (b), if pursuant to the Development Agreement the term of the Lakes Development Loan is five (5) years, the successive 60 months of that term; and, if not sooner paid, in full at the end of the Term (except as provided in Section 13.7 of the Development Agreement).

          II. If the Commencement Date does not occur, principal and interest shall be repayable to the extent and in the manner provided in the Development Agreement; provided that payments shall in any event be due and made only from the sources specified in Sections
               14.3 and 14.4 of the Development Agreement. If Gaming commences at a Subsequent Gaming Facility and payment is due under this
               Note in accordance with the Development Agreement, the Band shall, beginning on the 15th day of the month following such commencement date, make equal monthly payments to Lakes of principal and interest in an amount sufficient to amortize the principal amount outstanding as of such commencement date over a sixty (60) month period at the Variable Interest Rate, and shall thereafter continue to make such payments on the 15th day of each succeeding month to and including the fifteenth day of the sixtieth month following such commencement date, when all remaining principal and interest shall be due and payable. As of the Effective Date of a change in the Base Rate, Lakes shall adjust the monthly installments of principal and interest as of the installment next following the Effective Date so that the then unpaid principal balance would be amortized in full at the revised Variable Interest Rate five years after such commencement of gaming. Lakes shall promptly notify the Band in writing of any changes in the Base Rate and in the installment payment due.

     4. Prepayment. This Note may be prepaid at any time without penalty. This Note shall also be subject to prepayment as and when required under the terms of any Transaction Documents.

     5. Subordination. Payment of amounts due hereunder shall be subordinated to the Bank Development Loan, the Equipment Loan and any other third-party loans or equipment leases to the Band relating to the Facility to the extent provided in the Development Agreement or, if the

Commencement Date does not occur, or to any loans relating to any other Gaming facility in Michigan owned by the Band to the extent provided in the Development Agreement. The holder of this Note agrees to execute and deliver subordination agreements evidencing such subordination in form reasonably acceptable to the holder and the Bank Lender, the Equipment Lender, or any other third-party lender or equipment lessor.

     6. Limited Recourse. The obligations of the Band under this Note and any related awards, judgments or decrees shall be payable solely out of undistributed or future Net Revenues of the Enterprise and shall be a Limited Recourse obligation of the Band, with no recourse to tribal assets other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement.

     7. Default; Acceleration. All outstanding principal together with accrued interest shall become immediately due and payable in full, subject to the limitations on recourse provided above, upon default in the payment of principal or interest due under this Note if such default is not remedied within thirty
(30) days after receipt by the Band of written notice thereof as provided in the Development Agreement.

     8. Band's Waiver of Sovereign Immunity and Consent to Suit. The Band expressly waives its sovereign immunity from suit for the purpose of permitting or compelling arbitration to enforce this Note as provided in Article 14 of the Development Agreement and consents to be sued in the United States District Court for the Western District of Michigan - Southern Division, the United States Court of Appeals for the Sixth Circuit, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment arising out of this Note. If the United States District Court lacks jurisdiction, the Band consents to be sued in the Michigan State Court system for the same limited purpose. The Band waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Band expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any such court, and to take such action, including without limitation, repossessing or foreclosing on any real property not in trust, or otherwise giving effect to any judgment entered; provided, however, that liability of the Band under any judgment shall always be Limited Recourse, and in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Band other than the limited assets of the Band specified in the definition of Limited Recourse and Section 14.3(a) of the Development Agreement. The Band appoints the Chairman of the Pokagon Council and the Secretary of the Pokagon Council as its agents for service of all process under or relating to the Agreements. The Band agrees that service in hand or by certified mail, return receipt requested, shall be effective for all purposes under or relating to the Agreements if served on such agents.

     9. Arbitration. All disputes, controversies or claims arising out of or relating to this Note shall be settled by binding arbitration as provided in
Article 14 of the Development Agreement.

     10. Business Purposes; Applicable Law. This Note evidences a loan for business and commercial purposes and not for personal, household, family or agricultural purposes. This Note shall be interpreted and construed in accordance with Michigan law, to the extent not preempted by federal law. Use of Michigan law for the foregoing limited purpose of interpretation and construction is not intended by the parties to and shall not otherwise (i) incorporate substantive Michigan laws or regulations, including but not limited to Michigan usury laws or any other present or future provision of the laws of Michigan that would restrict the rate of interest upon any loan contemplated hereunder; or (ii) grant any jurisdiction to the State or any political subdivision thereof over the Gaming Site or the Facility.

     11. Notices. All notices under this Note shall be given in accordance with
Section 15.4 of the Development Agreement; except that copies of draw requests need not be sent to attorneys.

     12. Defined Terms. Capitalized terms used herein shall have the same meanings assigned to them in the Development Agreement, and, if not defined in the Development Agreement, in the Management Agreement between the Band and Lakes, as amended.

     13. Miscellaneous.

          a. Time is of the essence.

          b. The benefits and obligations of this Note shall inure to and be binding upon the parties hereto and their respective successors and assigns, provided that any succession or assignment is permitted under the Development Agreement.

          c. Waiver of any one default shall not cause or imply a waiver any subsequent default.

          d. This Note, together with the documents listed in Section 15.17 of the Development Agreement, as each has been amended to date, sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein and therein. This Note shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

          e. This Note has been executed and delivered as a complete amendment and restatement in its entirety of that certain Lakes Facility Note dated as of December 22, 2004 made payable by the Band to Lakes in the original principal amount of $54,000,000, but does not extinguish, satisfy, discharge or constitute a novation thereof, and the Band hereby reaffirms, subject to the provisions of this Note, the indebtedness evidenced thereby. Lakes agrees to return to the Band the original Lakes Facility Note dated as of December 22, 2004.

          f. Any other provision of this Note to the contrary notwithstanding:
          (i) in no event shall the rate of interest payable under this Note exceed the maximum rate permitted by law (the "Legal Rate"); (ii) if at anytime the rate of interest computed as provided above (the "Computed Rate") exceeds the Legal Rate, then interest shall accrue thereafter at the Legal Rate regardless of whether the Computed Rate is greater or less than the Legal Rate until the total amount of interest payable hereunder equals the amount that would have been payable without regard to this sentence, or until this Note is paid in full, whichever occurs first; and (iii) if the holder receives any interest in excess of the maximum rate permitted by this sentence, the excess shall be credited against the principal hereof or refunded, at the holder's option.

                                        THE POKAGON BAND OF POTAWATOMI INDIANS


                                        BY: /s/ John Miller
                                            ------------------------------------
                                        Its Council Chairman


                                        By: /s/ Daniel Rapp
                                            ------------------------------------
                                        Its Secretary

                                    EXHIBIT A
                                  DRAW REQUEST

     The Pokagon Band of Potawatomi Indians (the "Band") requests that Great Lakes Gaming of Michigan, LLC ("Lakes") advance $_______________under the Lakes Facility Note. The Band certifies that the amounts drawn under this Request will be used for purposes set out in Section 9.2.4 of the Development Agreement or for Development Expenditures, as per the attached itemization.

     Advances should be made [pursuant to wire transfer instructions previously given to Lakes] [as follows:_________________________________________].

Dated:                                  THE POKAGON BAND OF POTAWATOMI INDIANS
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                                        By:
                                            ------------------------------------
                                        Its: Council Chairman


                                        By:
                                            ------------------------------------
                                        Its: Secretary

[or other persons designated by the Band pursuant to the Development Agreement]